Exhibit 99.2

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

We derived the following unaudited pro forma consolidated financial data by the application of pro forma adjustments to our historical financial statements, the historical financial statements of TransCore and our pro forma consolidated statement of operations for the year ended December 31, 2003 reflecting our acquisition of Neptune Technology Group Holdings, Inc., or NTGH. The pro forma consolidated statement of operations for the year ended December 31, 2003 assumes that the NTGH acquisition and the related transactions occurred on January 1, 2003. In addition, the following pro forma consolidated statements of operations for the year ended December 31, 2003 and the nine months ended September 30, 2004 reflect the following events as if each had occurred on January 1, 2003, and the unaudited pro forma balance sheet as of September 30, 2004 reflects the following events as if each had occurred on September 30, 2004:

•	the acquisition of TransCore;

•	the issuance of 5,000,000 shares of our common stock for $60.10 per share;

•	the incurrence of approximately $655.0 million of borrowings under our new senior secured credit facility; and

•	the repayment of all amounts outstanding under our existing credit facility, which aggregated $384.6 million at September 30, 2004.

The foregoing are referred to as the “Transactions.”

The pro forma consolidated statement of operations for the year ended December 31, 2003 utilizes the pro forma consolidated statement of operations for Roper for the year ended December 31, 2003 filed as Exhibit 99.1 to our Current Report on Form 8-K dated October 25, 2004 (which, in turn, reflects the application of pro forma adjustments to our audited consolidated statement of operations for the year ended December 31, 2003 and the unaudited historical financial statements of NTGH for the year ended December 31, 2003) and the audited consolidated statements of operations of TransCore for the year ended January 31, 2004. The pro forma consolidated statement of operations for the nine months ended September 30, 2004 utilizes the unaudited consolidated statement of operations for Roper for the nine months ended September 30, 2004 and the unaudited consolidated statement of operations of TransCore for the nine months ended October 31, 2004. The pro forma consolidated balance sheet as of September 30, 2004 utilizes the unaudited balance sheet of Roper as of September 30, 2004 and the unaudited balance sheet of TransCore as of October 31, 2004.

The unaudited pro forma consolidated financial data has been prepared giving effect to the TransCore acquisition, which will be accounted for in accordance with SFAS No. 141, “Business Combinations.” The total purchase price will be allocated to the net assets of TransCore based upon estimates of fair value. The pro forma adjustments are based on a preliminary assessment of the value of TransCore’s tangible and intangible assets by management. Management will utilize a formal valuation analysis by an outside appraisal firm in determining the final purchase price allocation. Accordingly, the final purchase price allocation may include an adjustment to the amounts recorded for the value of property and equipment, identifiable intangible assets and goodwill, as well as changes in cash consideration based on changes in cash, indebtedness and working capital on the closing date. A final valuation is in process and will be completed after the completion of the acquisition.

The adjustments to the unaudited pro forma consolidated statement of operations are based upon available information and certain assumptions that we believe are reasonable and exclude the following non-recurring charges that will be incurred in connection with the Transactions: (1) amortization of estimated inventory fair value step-up of approximately $4.4 million from the acquisition expected to impact 2005 cost of sales; and (2) the write-off of approximately $5.4 million of debt extinguishment costs, net of tax, related to the repayment of all amounts outstanding under our existing credit facility. The pro forma consolidated financial information should be read in conjunction with the historical financial statements of Roper and TransCore and the related notes thereto included in the Company’s filings with the Securities and Exchange Commission. The pro forma financial information is presented for informational purposes only and does not purport to represent what our actual results of operations or financial position would have been had the TransCore acquisition and related Transactions described above been consummated at the date indicated, nor is it necessarily indicative of our future results of operations or financial condition.

ROPER INDUSTRIES, INC. AND SUBSIDIARIES

PRO FORMA CONSOLIDATED BALANCE SHEET

September 30, 2004

	Historical Roper	Historical TransCore	Adjustments for the Transactions		Pro Forma
	(unaudited) (in thousands)
Cash and cash equivalents	$102,416	$6,766	$(60,629	)(1)	$48,553
Accounts receivable, net	169,592	61,757	—		231,349
Inventories	109,316	16,450	4,436	(2)	130,202
Cost and estimated earnings in excess of billings on uncompleted contracts	—	26,337	—		26,337
Deferred taxes	20,671	1,908	—		22,579
Other current assets	9,019	1,749	—		10,768

Total current assets	411,014	114,967	(56,193)		469,788
Property, plant and equipment, net	74,189	24,501	—		98,690
Goodwill	739,418	209,167	172,349	(2)	1,120,934
Other intangible assets, net	297,015	37,215	155,785	(2)	490,015
Deferred taxes	10,828	6,224	—		17,052
Other noncurrent assets	40,674	7,289	10,431	(3)	54,194
			(4,200	)(4)

Total assets	$1,573,138	$399,363	$278,172		$2,250,673

Accounts payable	$46,165	$17,493	$—		$63,658
Accrued liabilities	80,012	18,484	2,000	(2)	100,496
Retention and stock related plans	—	8,978	(8,978	)(5)	—
Advanced billings	—	9,849	—		9,849
Billings in excess of costs and estimated earnings on uncompleted contracts	—	6,363	—		6,363
Deferred taxes	1,640	—	—		1,640
Current portion of long-term debt	20,951	3,896	8,854	(6)	33,701

Total current liabilities	148,768	65,063	1,876		215,707
Long-term debt	594,746	201,470	56,171	(6)	852,387
Deferred taxes	55,426	—	54,525	(2)	109,951
Redeemable preferred stock	—	53,279	(53,279	)(7)	—
Other noncurrent liabilities	18,692	403	298	(7)	19,393

Total liabilities	817,632	320,215	59,591		1,197,438
Total stockholders’ equity	755,506	79,148	297,729	(8)	1,053,235
			(79,148	)(7)

Total liabilities and stockholders’ equity	$1,573,138	$399,363	$278,172		$2,250,673

See accompanying notes to the unaudited Pro Forma Consolidated Balance Sheet

ROPER INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

(In thousands)

(1)	Represents $53,863 of our cash-on-hand used to fund the TransCore acquisition as well as $6,766 of existing cash that will remain with the sellers.

(2)	Under purchase accounting, the estimated acquisition consideration will be allocated to TransCore’s assets and liabilities based on their fair values. The consideration remaining will be allocated to identifiable intangibles with a finite life and amortized over that life, as well as to goodwill and identifiable intangibles with an indefinite life, which will be evaluated on an annual basis to determine impairment and adjusted accordingly. The pro forma adjustments were based on management’s preliminary assessment of value of TransCore’s tangible and intangible assets. The final purchase price allocation is in process and may include an adjustment of the total consideration payable in the Transactions, as well as in the amount recorded for any changes in value of property and equipment, identifiable intangible assets and goodwill determined by management after completion of the Transactions.

Allocation of acquisition consideration:
Consideration paid for the TransCore acquisition	$600,000
Estimated acquisition expenses	11,552

Total acquisition consideration	$611,552
Less: Net Book Value of assets acquired	(335,507)

Excess purchase price to be allocated	$276,045

Preliminary allocations:
Inventory step-up	$4,436
Deferred tax liability related to incremental intangible assets acquired	(54,525)
Restructuring and other incremental liabilities	(2,000)
Incremental identifiable intangible assets	155,785
Incremental goodwill	172,349

$276,045

Amortization of intangible assets, if applicable, will occur over their estimated useful lives, which we estimate will range from three to twelve years. The major categories of TransCore intangible assets are estimated as follows, subject to adjustment in connection with the final purchase price allocation:

Assets subject to amortization:
Customer relationships	$106,000
Technology	33,000
Backlog	14,000

Assets not subject to amortization:
Trade names	$40,000

$193,000

(3)	Estimated debt issuance cost of $10,431 related to our new senior secured credit facility, and related expenses, which will be amortized over the life of the credit facility.

(4)	Reflects the elimination of capitalized financing fees related to TransCore’s debt that was not assumed in the Transactions.

(5)	Reflects the elimination of retention and stock related plans which were not assumed in connection with the TransCore acquisition.

(6)	Reflects the increase in our outstanding indebtedness following the Transactions and the elimination of TransCore’s existing indebtedness that was not assumed in connection with the Transactions.

(7)	Reflects the elimination of TransCore’s historical share capital, retained earnings, redeemable preferred stock and other equity accounts pursuant to the application of purchase accounting.

(8)	Reflects the issuance of 5,000,000 shares in the common stock offering for $60.10 per share and the application of the proceeds from the offering, net of underwriting discounts and expenses.

ROPER INDUSTRIES, INC. AND SUBSIDIARIES

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

Year Ended December 31, 2003

	Pro Forma Roper/ NTGH(1)(2)	Historical TransCore(2)		Adjustments for the Transactions		Pro Forma
	(unaudited) (in thousands)
Net sales	$855,834	$338,137		$—		$1,193,971
Cost of sales	424,113	189,253		—		613,366

Gross profit	431,721	148,884		—		580,605
Selling, general and administrative expenses	284,806	105,936		10,450	(3)	401,192
Retention and stock related plans expense	—	1,015	(4)	—		1,015

Operating profit	146,915	41,933		(10,450)		178,398
Interest expense	26,251	25,308		(18,916	)(5)	32,643
Loss on extinguishment of debt	9,329	11,126	(4)	—		20,455
Other income/(expense)	(3,735)	1,066		—		(2,669)

Earnings from continuing operations before income taxes	107,600	6,565		8,466		122,631
Income taxes	33,320	2,950		2,963	(6)	39,233

Net earnings from continuing operations	$74,280	$3,615		$5,503		$83,398

Net earnings per share from continuing operations
Basic	$2.04					$2.01
Diluted	2.02					1.99
Average shares outstanding
Basic	36,439			5,000	(7)	41,439
Diluted	36,856			5,000	(7)	41,856

See accompanying notes to the unaudited Pro Forma Consolidated Statement of Operations

ROPER INDUSTRIES, INC. AND SUBSIDIARIES

PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

Nine Months Ended September 30, 2004

	Historical Roper(2)	Historical TransCore(2)		Adjustments for the Transactions		Pro Forma
	(unaudited) (in thousands)
Net sales	$693,215	$269,905		$—		$963,120
Cost of sales	348,191	148,256		—		496,447

Gross profit	345,024	121,649		—		466,673

Selling, general and administrative expenses	225,924	85,605		7,775	(3)	319,304
Retention and stock related plans expense	—	9,658	(4)	—		9,658

Operating profit	119,100	26,386		(7,775)		137,711

Interest expense	21,066	12,141		(9,552	)(5)	23,655
Other income	18	942		—		960

Earnings from continuing operations before income taxes	98,052	15,187		1,777		115,016

Income taxes	28,986	9,025		622	(6)	38,633

Net earnings from continuing operations	$69,066	$6,162		$1,155		$76,383

Net earnings per share from continuing operations
Basic	$1.87					$1.82
Diluted	1.84					1.80
Average shares outstanding
Basic	36,870			5,000	(7)	41,870
Diluted	37,474			5,000	(7)	42,474

See accompanying notes to the unaudited Pro Forma Consolidated Statement of Operations

ROPER INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

(1)	Reflects the application of pro forma adjustments to our audited consolidated statement of operations for the year ended December 31, 2003 and the unaudited historical financial statements of NTGH for the year ended December 31, 2003 as if we acquired NTGH on January 1, 2003. Roper and NTGH operated as separate businesses from January 1, 2003 through December 29, 2003.

(2)	Because of differing fiscal year-ends for Roper and TransCore, the pro forma consolidated statement of operations for the fiscal year ended December 31, 2003 utilizes the audited consolidated statement of operations statement of TransCore for the fiscal year ended January 31, 2004. The pro forma consolidated statement of operations for the fiscal nine months ended September 30, 2004 utilizes the unaudited consolidated statement of operations of TransCore for the nine months ended October 31, 2004.

(3)	Reflects the adjustment to the historical amortization expense of TransCore for the additional intangible amortization of identifiable finite-lived intangible assets.

(4)	During the year ended December 31, 2003, TransCore recorded a loss on early extinguishment of debt of $11,126. This loss was associated with financing arrangements typical of ownership by a private equity group. This loss is required to be presented in the pro forma statements of operations under Article 11 of Regulation S-X. This amount is not applicable for Roper because TransCore is now a part of Roper following the TransCore acquisition. In addition, during TransCore’s year ended January 31, 2004 and the nine months ended October 31, 2004, TransCore recorded pretax expenses relating to its retention and stock related plans of $1,015 and $9,658, respectively. During TransCore’s nine months ended October 31, 2004, $3,552 of this expense related to preferred stock held by TransCore employees becoming convertible based on the value of TransCore’s common stock. All outstanding stock appreciation rights and preferred stock was redeemed in connection with the TransCore acquisition. Therefore, these expenses will not be applicable for us in future periods. The table below reflects the pro forma earnings from continuing operations before income taxes adjusted to exclude the loss on extinguishment of debt and the stock appreciation and rights plans expense (dollars in thousands):

	Year Ended December 31, 2003	Nine Months Ended September 30, 2004
Pro forma earnings from continuing operations before income taxes	$122,631	$115,016
Loss on extinguishment of debt	11,126	—
Retention and stock related plans expense	1,015	9,658

Adjusted earnings from continuing operations before income taxes	$134,772	$124,674

(5)	Reflects the net change in interest expense to give effect to (a) borrowings under our new $1,055.0 million senior secured credit facility, (b) the amortization of $10.4 million of debt issuance costs over five years, and (c) the elimination of interest expense for both Roper and TransCore under their current financing structures. For every 1/8% change in the interest rates on the debt, the effect on pro forma interest expense of the combined entities is approximately $0.7 million per year.

(6)	Tax effects of the pro forma adjustments have been calculated based on the applicable statutory rate of 35%.

(7)	Reflects the issuance of 5,000,000 shares of common stock in the common stock offering for gross proceeds of $300.5 million.